Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this Current Report on Form 20-F (the “Form 20-F”) filed with the Securities and Exchange Commission (the “SEC”.)

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of SPAC and the Company, adjusted to give effect to the Business Combination and related Transactions.

PubCo and Merger Sub were incorporated for the sole purpose of effectuating the Transactions. They do not meet the definition of a business. PubCo financials were not considered in the pro forma presentation as PubCo has no material transactions.

Therefore, the following unaudited pro forma condensed combined statement of financial position as of December 31, 2025 combines the historical audited consolidated statement of financial position of the Company as of December 31, 2025 and the historical audited balance sheet of SPAC as of December 31, 2025, giving pro forma effect to the Business Combination as if it had occurred as of December 31, 2025.

The following unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2025 includes the historical audited statement of profit or loss of the Company for the year ended December 31, 2025 and the historical audited statement of operations of SPAC for the year ended December 31, 2025 on a pro forma basis as if the Business Combination had occurred on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2025, has been derived from:

●	the historical audited financial statements of SPAC as of December 31, 2025, and the related notes, which are incorporated by reference;

●	the historical audited consolidated financial statements of the Company as of December 31, 2025, and the related notes, which are included elsewhere in this Form 20-F.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2025, has been derived from:

●	the historical audited financial statements of SPAC for the year ended December 31, 2025, and the related notes, which are incorporated by reference;

●	the historical audited consolidated financial statements of the Company for the year ended December 31, 2025, and the related notes which are included elsewhere in this Form 20-F.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this Form 20-F which incorporates Transaction Accounting Adjustments. The Company and SPAC have elected not to present any estimates related to potential synergies and other transaction effect that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of the Company and SPAC incorporated by reference, the sections titled “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information incorporated by reference.

Description of the Transactions

Business Combination

On April 22, 2025, SPAC entered into the Business Combination Agreement with the Company and Oliver Baumann, an individual, solely in his capacity as representative for the Company Shareholders. SPAC, the Company and Mr. Baumann entered into an amendment to the Business Combination Agreement on October 18, 2025 and entered into a second amendment and waiver to the Business Combination Agreement on February 2, 2026. The Business Combination was closed on June 10, 2026.

Pursuant to the terms of the Business Combination Agreement, Sponsor formed PubCo, and PubCo formed Merger Sub. The Business Combination Agreement provides for, among other things, the following transactions: (i) Sponsor transferred the PubCo Ordinary Shares to the Contribution Agent, (ii) SPAC merged with and into Merger Sub, with Merger Sub as the surviving company in the merger and, after giving effect to clause (iii), continuing as a wholly owned subsidiary of PubCo, (iii) the Contribution Agent contributed the Merger Sub Shares received in the Initial Merger on behalf of the SPAC shareholders to PubCo and an increase to capital contribution reserves, (iv) the Contribution Agent transferred the PubCo Ordinary Shares received by Sponsor to the SPAC Shareholders, (v) Merger Sub distributed its assets to PubCo as a liquidating distribution and Merger Sub was dissolved under the Laws of the Cayman Islands and ceased to be a wholly owned Subsidiary of PubCo, and (vi) the Company merged with and into PubCo, with PubCo as the surviving entity in the merger.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) each issued and outstanding ordinary share in the Company were cancelled and exchanged for the fraction of a PubCo Ordinary Share equal to the Exchange Ratio (as defined in the Business Combination Agreement); (ii) (x) each issued and outstanding SPAC Unit were automatically detached and the holder was deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant and (y) each issued and outstanding SPAC Class A Ordinary Share and SPAC Class B Ordinary Share were cancelled and exchanged for one PubCo Ordinary Share; and (iii) each issued and outstanding whole SPAC Warrant were converted into a whole warrant to purchase one PubCo Ordinary Share.

In addition to the consideration described above, the Company Shareholders shall have the right to receive an aggregate of up to 5,000,000 PubCo Ordinary Shares (the “Earnout Shares”) during each of the three fiscal years after the Closing Date. PubCo shall issue and the Company Shareholders shall have the right to receive their respective portions of the Earnout Shares in the event that:

(i)	the VWAP (as defined in the Business Combination Agreement) of the PubCo Ordinary Shares equals or exceeds $11.00 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2026, then PubCo shall issue an aggregate of 1,667 PubCo Ordinary Shares (the “Initial VWAP Shares”) to the Company Shareholders;

(ii)	the VWAP of the PubCo Ordinary Shares equals or exceeds $12.50 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2027, then PubCo shall issue to the Company Shareholders (A) an aggregate of 1,667 PubCo Ordinary Shares (the “Second VWAP Shares”), and (B) if the Initial VWAP Shares have not been issued pursuant to (i), the Initial VWAP Shares; and

(iii)	the VWAP of the PubCo Ordinary Shares equals or exceeds $14.00 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2028, then PubCo shall issue to the Company Shareholders (A) an aggregate of 1,666 PubCo Ordinary Shares to the Company Shareholders, (b) if the Initial VWAP Shares have not been issued pursuant to (i) or (ii), the Initial VWAP Shares, and (c) if the Second VWAP Shares have not been issued pursuant to (ii), the Second VWAP Shares.

Accounting for the Business Combination

The Business Combination was accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, SPAC was treated as the “acquired” company for financial reporting purposes, and the Company was the accounting “acquirer”. This determination was primarily based on the assumption that:

●	The Company’s current shareholders hold a majority of the voting power of the combined company post Business Combination;

●	The Company’s operations substantially comprise the ongoing operations of the combined company;

●	The Company is the larger entity in terms of substantive operations and employee base; and

●	The Company’s senior management comprises the senior management of the combined company.

Another determining factor was that SPAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination was accounted for as a capital reorganization, within the scope of International Financial Reporting Standards 2, Share-Based Payments, (“IFRS 2”). The net assets of SPAC were stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to SPAC over the fair value of SPAC’s identifiable net assets acquired represented compensation for the service of a stock exchange listing for its shares and was expensed as incurred.

Ownership

The following table sets out share ownership of PubCo following the consummation of the Business Combination:

	Shares	%
Company Shareholders	130,000,128	94.9%
SPAC Public Shareholders	82,685	0.1%
Initial Shareholders	6,100,000	4.5%
PubCo Treasury Shares[1]	775,000	0.6%
Total	136,957,813	100.0%

1	These treasury shares are reserved for future issuance for the CF&CO Fee Shares and Commitment Shares.

The following unaudited pro forma condensed combined statement of financial position as of December 31, 2025 and the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2025 are based on (i) the audited consolidated financial statements of the Company for the year ended December 31, 2025, and (ii) the audited financial statements of SPAC for the year ended December 31, 2025. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements:

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF DECEMBER 31, 2025(1)
(In CHF and in thousands)

	Historical
	Veraxa (IFRS)		Voyager (US GAAP)		IFRS conversion and presentation alignment (Note 4)		Transaction Accounting Adjustments			Pro Forma Combined
Assets
Property and equipment, net	₣	1,985	₣	-	₣	-	₣	-		₣	1,985
Goodwill		22,849		-		-		-			22,849
Intangible assets, net		51,908		-		-		-			51,908
Right-of-use lease assets		1,123		-		-		-			1,123
Other receivables - long term		71		-		-		-			71
Investments held in Trust Account		-		213,913		-		3,223	A		-
								(216,426)	B
								(710)	C
Non-current assets		77,936		213,913		-		(213,913)			77,936
Other receivables		1,111		-		-		-			1,111
Other receivables - related party		59		-		-		-			59
Prepaid expenses and other current assets		100		9		-		198	E		307
Cash and cash equivalents		1,614		144		-		710	C		17,871
								(396)	D
								(3,275)	E
								19,074	K
Total current assets		2,884		153		-		16,311			19,348
Total assets	₣	80,820	₣	214,066	₣	-	₣	(197,602)		₣	97,284

Commitments and contingencies
Voyager Class A ordinary shares subject to possible redemption	₣	-	₣	213,913	₣	(213,913)	₣	-		₣	-

Equity
Voyager preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding		-		-		-		-			-
Voyager Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding (excluding 25,300,000 shares subject to possible redemption)		-		-		-		-	H		-
								-	J
Voyager Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,325,000 shares issued and outstanding		-		1		-		-	I		-
								(1)	J
Veraxa subscribed capital		14,751		-		-		(14,751)	F		-
PubCo ordinary shares		-		-				1,148	F		1,210
								55	J
								7	M
PubCo treasury shares		-		-		-		(7)	M		(7)
Shares to be issued		-		-		-		5,549	D		5,549
Additional paid-in capital		-		-		-		-			-
Accumulated deficit		(98,478)		(10,422)		(4,169)		(449)	E		(187,738)
								14,850	G
								(89,260)	L
								190	N
Capital reserves		68,253		-		-		3,207	D		154,644
								(5,485)	E
								13,603	F
								(14,850)	G
								710	H
								-	I
								(54)	J
								89,260	L
Other reserves		(292)		-		-		-			(292)
Total equity		(15,766)		(10,421)		(4,169)		3,722			(26,634)

Voyager Class A ordinary shares subject to possible redemption		-		-		213,913		3,223	A		-
								(216,426)	B
								(710)	H
Deferred underwriting commission		-		9,548		-		(9,548)	D		-
Warrant liabilities		-		-		4,169		491	K		4,660
Noncurrent lease liabilities		884		-		-		-			884
Deferred tax liabilities		14,441		-		-		-			14,441
Senior Secured Note, net		-		-		-		18,583	K		18,583
Contingent liabilities		2,899		-		-		-			2,899
Remuneration commitments (SARs)		71,750		-		-		-			71,750
Total non-current liabilities		89,974		9,548		218,082		(204,387)			113,217
Accounts payable		1,391		836		-		2,857	E		5,084
Accrued expenses and deferred income		2,674		-		-		396	D		3,070
Due to related party		-		189		-		(189)	N		-
Due to Sponsor		-		1		-		(1)	N		-
Current lease liabilities		257		-		-		-			257
Notes payable – related parties		1,000		-		-		-			1,000
Other current liabilities		1,290		-		-		-			1,290
Total current liabilities		6,612		1,026		-		3,063			10,701
Total liabilities		96,586		10,574		218,082		(201,324)			123,918
Total equity and liabilities	₣	80,820	₣	214,066	₣	-	₣	(197,602)		₣	97,284

(1)	The unaudited pro forma condensed combined statement of financial position as of December 31, 2025 combines the historical audited consolidated statement of financial position of the Company as of December 31, 2025 and the historical audited balance sheet of SPAC as of December 31, 2025. PubCo was incorporated for the sole purpose of effectuating the Transactions. It does not meet the definition of a business. PubCo financials were not considered in the pro forma presentation as PubCo has no material transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE YEAR ENDED DECEMBER 31, 2025(1)
(In CHF and in thousands, except share and per share amounts)

	Historical						Actual Redemptions
	Veraxa (IFRS)		Voyager (US GAAP)		IFRS conversion and presentation alignment (Note 4)		Transaction Accounting Adjustments			Pro Forma Combined
Revenues	₣	23	₣	-	₣	-	₣	-		₣	23
Cost of sales		(8)		-		-		-			(8)
Gross Profit		15		-		-		-			15

General and administrative expenses		(46,922)		(1,483)		-		249	BB		(137,416)
								(89,260)	CC
Research and development expenses		(10,264)		-		-		-			(10,264)
Sales and marketing expenses		(6,948)		-		-		-			(6,948)
Depreciation and amortization expenses		(2,097)		-		-		-			(2,097)
Operating loss		(66,216)		(1,483)		-		(89,011)			(156,710)
Change in fair value of contingent liabilities		(799)		-		-		-			(799)
Change in fair value of warrant liabilities		-		-		(143)		(17)	DD		(160)
Currency exchange loss		(42)		-		-		-			(42)
Other income		54		9		-		-			63
Financing expenses		(4)		-		-		(2,573)	EE		(2,577)
Interest income from investments held in Trust Account		-		8,939		-		(8,939)	AA		-
(Loss) income before taxes		(67,007)		7,465		(143)		(100,540)			(160,225)
Tax benefit		393		-		-		-			393
Net (loss) income	₣	(66,614)	₣	7,465	₣	(143)	₣	(100,540)		₣	(159,832)

Loss per share - basic and diluted	₣	(4.60)

Basic and diluted net income per ordinary share, Class A redeemable ordinary shares			₣	0.23

Basic net income per share, Class B ordinary shares			₣	0.23

Diluted net income per share, Class B ordinary shares			₣	0.23

Pro forma weighted average number of shares outstanding - basic and diluted(2)											136,957,813

Pro forma earnings per share - basic and diluted										₣	(1.17)

(1)	The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2025 combines the historical audited statement of profit or loss of the Company for the year ended December 31, 2025 and the historical audited statement of operations of SPAC for the year ended December 31, 2025 PubCo was incorporated for the sole purpose of effectuating the Transactions. It does not meet the definition of a business. PubCo financials were not considered in the pro forma presentation as PubCo has no material transactions.
(2)	Please refer to Note 6 — Net Loss per Share for details.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that SPAC will experience. The Company and SPAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and present the Management’s Adjustments. SPAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

SPAC does not meet the definition of a “business” pursuant to International Financial Reporting Standards 3, Business Combinations (“IFRS 3”) as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3; rather, the Business Combination was accounted for as a capital reorganization in accordance with IFRS 2. See Note 2 — Accounting for the Business Combination for more details.

PubCo and Merger Sub were incorporated for the sole purpose of effectuating the merger. They do not meet the definition of a business. PubCo financials were not considered in the pro forma presentation as PubCo has no material transactions.

The historical financial statements of the Company have been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of the CHF (“CHF” or “₣”). The historical financial statements of SPAC have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by the Company. One adjustment required to convert SPAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify SPAC Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2. Another adjustment required to convert SPAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify SPAC Warrants to non-current financial liabilities under IAS 32.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align SPAC’s historical financial information in accordance with the presentation of the Company’s historical financial information.

The historical financial statements of SPAC have been translated into and are presented in CHF for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

●	at the period end exchange rate as of December 31, 2025 of US $1.00 to CHF ₣0.792675 for the balance sheet;

●	the average exchange rate for the year ended December 31, 2025, of US $1.00 to CHF ₣0.830495 for the statement of operations for the period ending on that date.

The following table sets out share ownership of PubCo following the consummation of the Business Combination:

	Shares	%
Company Shareholders	130,000,128	94.9%
SPAC Public Shareholders	82,685	0.1%
Initial Shareholders	6,100,000	4.3%
PubCo Treasury Shares[1]	775,000	0.6%
Total	136,957,813	100.0%

1	These treasury shares are reserved for future issuance for the CF&CO Fee Shares and Commitment Shares.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management performed a comprehensive review of the entity’s accounting policies. As a result of the review, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 2 — Accounting for the Business Combination

The Business Combination was accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, SPAC was treated as the “acquired” company for financial reporting purposes, and the Company was the accounting “acquirer”. This determination was primarily based on the assumption that:

●	The Company’s current shareholders hold a majority of the voting power of the combined company post Business Combination;

●	The Company’s operations substantially comprise the ongoing operations of the combined company;

●	The Company is the larger entity in terms of substantive operations and employee base; and

●	The Company’s senior management comprises the senior management of the combined company.

Another determining factor was that SPAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination was accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of SPAC were stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to SPAC over the fair value of SPAC’s identifiable net assets acquired represented compensation for the service of a stock exchange listing for its shares and was expensed as incurred.

Note 3 — IFRS Conversion and Presentation Alignment

The historical financial statements of the Company has been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of the CHF (“CHF” or “₣”). The historical financial statements of SPAC have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by the Company. One adjustment required to convert SPAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify SPAC Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2. Another adjustment required to convert SPAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify SPAC Warrants to non-current financial liabilities under IAS 32.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align SPAC’s historical financial information in accordance with the presentation of the Company’s historical financial information.

The historical financial statements of SPAC have been translated into and are presented in CHF for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

●	at the period end exchange rate as of December 31, 2025 of US $1.00 to CHF ₣0.792675 for the balance sheet;

●	the average exchange rate for the year ended December 31, 2025, of US $1.00 to CHF ₣0.830495 for the statement of operations for the period ending on that date.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of December 31, 2025

The pro forma adjustments to the unaudited pro forma condensed combined statement of financial position as of December 31, 2025 are as follows:

A.	Reflects the ₣3.2 million of interest earned on the investments held in Trust Account subsequent to December 31, 2025.

B.	Reflects the redemption of 25,217,315 Voyager Class A ordinary shares at approximately ₣8.58 per share for an aggregate redemption payment of ₣216.4 million.

C.	Reflects the liquidation and reclassification of ₣0.7 million of funds held in the Trust Account to cash and bank balances that became available following the Business Combination.

D.

Reflects the settlement of deferred underwriting commission by cash upon the Closing of the Business Combination. Pursuant to the Fee Modification Agreement entered on May 27, 2026, SPAC and Company agreed that the original deferred underwriting commission shall be settled in a combination of cash and PubCo Ordinary Shares as follows:

(a)	Cash: $500,000 shall be paid upon the consummation of the Business Combination and $500,000 payable on or prior to the once year anniversary of the Closing; plus

(b)	PubCo Ordinary Shares: $2,300,000 in PubCo Ordinary Shares shall be issued to the underwriters no later than the 30th day following the Closing and $4,700,000 in PubCo Ordinary Shares shall be issued to the underwriters no later than the 90th day following the Closing.

E.	Represents transaction costs incurred by SPAC and the Company of ₣1.5 million and ₣6.7 million, respectively, for legal, accounting and printing fees incurred as part of the Business Combination.

For the SPAC Transaction Costs, ₣0.8 million of these fees have been accrued as of the pro forma statement of financial position date. ₣0.2 million of these fees are related to D&O insurance and recorded as prepaid expenses. The remaining amount of ₣0.5 million is reflected as an adjustment to accumulated deficit.

For the Company Transaction Costs, ₣1.2 million of these fees have been paid as of the pro forma statement of financial position date. The remaining amount of ₣5.5 million is included as an adjustment to capital reserves.

F.	Reflects the issuance of 130,000,128 PubCo Ordinary Shares to the Company Shareholders at par value of ₣1/113.25 per share.

G.	Represents the elimination of SPAC’s historical accumulated losses after recording the transaction costs to be incurred by SPAC as described in (E) above and the waiver of amounts due to related parties as described in (N) below.

H.	Reflects the reclassification of 82,685 Voyager Class A ordinary shares subject to possible redemption to permanent equity.

I.	Represents the forfeiture of 225,000 SPAC Class B Ordinary Shares by Sponsor upon the Closing of the Business Combination.

J.	Reflects the exchange of 82,685 SPAC Class A Ordinary Shares and 6,100,000 SPAC Class B Ordinary Shares into the same number of PubCo Ordinary Shares with a par value of ₣1/113.25.

K.	On May 27, 2026, the Company signed a Securities Purchase Agreement with certain investors pursuant to which the Company will issue a Senior Secured Note to such investors with a principal amount of ₣21.8 million (or $27.5 million), which will be issued at a discount of 87.5%, resulting in net cash proceeds of approximately ₣19.1 million (or $24.1 million).

L.	Represents the expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by PubCo and the fair value of SPAC’s identifiable net assets at the date of the Business Combination, resulting in a ₣89.3 million increase to accumulated loss. The fair value of shares issued was based on a market price of ₣13.57 per share (as of June 10, 2026).

	Actual Redemptions
	Shares	(in 000s)
SPAC shareholders of Class A Ordinary Shares	82,685
SPAC shareholders of Class B Ordinary Shares	6,100,000
	6,182,685
Deemed costs of shares to be issued to SPAC shareholders		₣	83,877
Net assets of SPAC as of December 31, 2025			(10,421)
Less: SPAC warrant liabilities			(4,169)
Less: SPAC transaction costs			(449)
Add: Waiver of amounts due to related parties			190
Add: Settlement of deferred underwriting commission			8,756
Add: Reclassification of shares subject to redemption to equity			710
Adjusted net assets of SPAC as of December 31, 2025			(5,383)
Difference – being IFRS 2 charge for listing services		₣	89,260

M.	Reflects the 775,000 reserved for future issuance for the CF&CO Fee Shares and Commitment Shares held by PubCo as treasury shares.

N.	Reflects the waiver of amounts due to related parties upon the Closing.

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement Of Profit or Loss for the Year Ended December 31, 2025

The pro forma adjustments included in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2025 are as follows:

AA.	Reflect the elimination of interest income generated from the investments held in Trust Account.

BB.	Reflect the elimination of administrative service compensation and CEO compensation that will be ceased paying upon closing of the Business Combination.

CC.	Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of shares issued by PubCo over the fair value of SPAC’s identifiable net assets at the date of the Business Combination.

DD.	Reflects the change in fair value of the Financing Warrants issued with the Senior Secured Note after giving effect to the Business Combination as if it had occurred on January 1, 2025.

EE.	Reflects the amortization of the debt discount of the Senior Secured Note after giving effect to the Business Combination as if it had occurred on January 1, 2025.

Note 6 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

Weighted average shares outstanding – basic and diluted	For the year ended December 31, 2025
Company Shareholders	130,000,128
Public Shareholders	82,685
Initial Shareholders	6,100,000
PubCo Treasury Shares[1]	775,000
Total	136,957,813

[1]	These treasury shares are reserved for future issuance for the CF&CO Fee Shares and Commitment Shares.